February 29, 1996



Robert E. Broatch
17 Whitehall Place
Farmington, CT 06032

Dear Bob:

I am very pleased to extend to you the offer of Senior Vice President, Enterprise Finance of UNUM Corporation. Based on our discussions over the past weeks, I am convinced that you will make important strategic contributions to UNUM's success and be a key addition to UNUM's senior management group. On the attached pages I have outlined the details of the offer that we have discussed. I look forward to receiving your formal acceptance.

Should you accept this position, it will be important to begin to plan and coordinate the timing of the communication of your move to UNUM consistent with a planned start date of April 1. Please give me a call at your earliest convenience to discuss this.

I am very excited to have you join us and am confident that your leadership and strengths will enhance our ability to meet our future challenges and build on our past success.

Very truly yours,

/s/ Robert W. Crispin
    Robert W. Crispin



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                             TOTAL COMPENSATION PLAN


A.  Base Annual Salary Compensation Rate:    $300,000

To be effective the first day of active employment in 1996 through the annual review cycle of March of 1997. Any recommendation for salary increase would be based upon demonstrated performance in the position and be part of our regular salary review process.

B.  Annual Incentive:

Officer Annual Incentive Compensation Plan:

1996 Participation...(Payout March of 1997). Currently, the targeted award is 50% of base salary. The plan is designed to provide a range of opportunity based upon performance generally from 50% to 200% of target (25% to 100% of base salary). The plan payout will be based upon the attainment of Corporate and Financial Group performance. As part of your hiring agreement we will guarantee payment of at least $80,000, payable in March of 1997. If performance would warrant a higher payment you will receive the payment called for under the terms of the plan. For this year, contingent on a employment date of April 1, your incentive will be calculated on the basis of a full year of employment. Starting in 1997 you will participate in the Annual Incentive Plan that may apply to executives at your level.

C.  Long Term Incentive:

The long term incentive program is comprised of two components:

     -  Stock Option grant
     -  Performance Based restricted stock option grant.

During each annual cycle (typically March of each year) you will participate in this program. For this cycle, effective on your start date, you will receive a long term incentive grant with an estimated value of $348,000. The value is established using the Black Scholes valuation methodology. This grant will be comprised of the following:

     - A stock option grant of 10,250 shares will be provided to you on your date of hire. This grant will vest over a three year period at the rate of 33% a year and have a life of ten years. The estimated value of this grant of options is $174,000.

     - A performance based restricted stock grant of 3,900 shares will be granted to you on your date of hire. This grant has an estimated value of $174,000.

         Currently the restricted stock plan is a three year performance plan, with restrictions lapsing contingent upon the attainment of ROE targets relative to the established Peer Group of companies. For example: The total grant is designed to approach a targeted 75th percentile total compensation position for executives when the company performs at the 75th percentile of the Peer Group of companies. Should Unum perform at the 75th percentile level, restrictions lapse on 100% of the stock. Should performance be at the 60th percentile level restrictions will lapse on 60% of the stock, etc. You should be aware that dividends accrue on the restricted stock and will be paid in proportion to the shares that have restrictions lapse at the end of the cycle.

D.  Pension

For the first five years of employment with Unum, you will receive two years of service credit for each year of employment. A portion of this benefit will be covered under a non-qualified plan. Please be aware, however, that in order to have any vested benefit, you must be employed at Unum for five years.

E.  Change in Control:

In the event of a change in control of Unum Corporation, if within two years thereafter your employment is terminated without cause or if you leave for "good reason", you would receive a severance payment equal to two years salary plus incentive, plus a lump sum payment equal to the present value of two years extra credit under your retirement plan. In addition you would continue to be provided for two years with life, disability, and accident & health benefits, except to the extent that equivalent benefits are provided by a subsequent employer. In addition, all unvested stock options and restricted stock in your name will immediately vest.

F.  Severance:

Absent a change in control of Unum Corporation, if you terminate from Unum for any reason other than resignation or cause, you will receive a severance payment equivalent to one year base salary, and Unum's standard executive out placement support. Restricted stock in your name and stock options, as well as other employee benefits, will be governed by the terms of the applicable plan or program.

G.  Financial Counseling:

You will be provided the services of a Financial Counselor (currently the Colony Group) or reimbursement to procure the services of a Counselor of your choosing ($5,800 for 1996 and $3,800 a year thereafter), plus $2,500 a year reimbursement for related services (will preparation, tax returns, etc.).

                          SPECIAL HIRING CONSIDERATIONS

A.  Sign On Bonus: $300,000

This amount is payable as follows:

- $150,000 to be paid on the first day of active employment

- $75,000 to be paid on the anniversary date of active employment during 1997, and 1998 if you are employed by Unum on these dates.

B.  Stock Options:

On your first day of employment, you will receive a grant of 14,000 shares of stock options. The estimated value of this grant is $238,000. These options will vest over a five year period as follows:

- 20% on your first anniversary date,

- 20% at each of your next four anniversaries, if you are employed by Unum on these dates.

C.  Time Lapse Restricted Stock

On the first day of employment you will be granted 5,800 shares of time lapse restricted stock. These shares carry a 5 year cliff vesting provision making them fully vested on the fifth anniversary from the date of grant.
The estimated value of this grant is $260,000.

D.  Forfeiture Provision:

If you are separated by the Company for any reason other than resignation, cause (defined as willful refusal to perform duties, unlawful acts to enrich yourself at the Company's expense, material violation of your duties to the Company, or gross misconduct), or performance (defined as a substantial and documented failure to perform or to make a good faith effort to correct any performance issues), during the first five years of employment, any unvested portion of this package will vest or be paid.

E.  Relocation:

Unum will purchase your Connecticut home at market appraised value and will provide you with up to $100,000 protection for loss on sale of your home. Please be aware that purchase by Unum must occur within the first 12 months of employment.

Louise Delafield, manager of our relocation package will work with you on your relocation arrangements.


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F.  Other:

Unum will provide appropriate temporary housing in the Portland area while you and your family are in transition. Coverage is for a sixty day period.